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                              EMPLOYMENT AGREEMENT

      This EMPLOYMENT AGREEMENT is entered into as of this day of MAY 23, 2005 by and among GenTek Inc., a Delaware corporation (the "Company"), and William E. Redmond, Jr. ("Executive").

                                   WITNESSETH:

      WHEREAS, the Company desires to employ Executive as its President and Chief Executive Officer, and Executive desires to accept such employment, in each case upon the terms and conditions set forth herein;

      NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein, the Company and Executive, intending to be legally bound, hereby agree as follows.

      1. Agreement to Employ. Upon the terms and subject to the conditions of this Agreement, the Company hereby agrees to employ Executive, and Executive hereby accepts employment by the Company.

      2.    Employment; Position and Responsibilities.

            (a) Employment. The Company shall employ Executive from May 23, 2005 (the "Effective Date") until such employment is terminated pursuant to
Section 6 hereof. (The period during which Executive is employed pursuant to this Agreement shall be referred to as the "Employment Period.")

            (b) Position and Responsibilities. During the Employment Period, Executive shall serve as President and the Chief Executive Officer of the Company, reporting to the Board of Directors of the Company (the "Board"), and having such duties and responsibilities as are customarily assigned to individuals serving in such positions and such other duties consistent with Executive's titles and positions as the Board specifies from time to time. During the Employment Period, Executive shall be appointed or elected to the Board, and shall serve as a director. Executive shall provide such services to any Subsidiary of the Company without additional compensation or benefits beyond those set forth in the Agreement. Executive shall devote all of his skill, knowledge and working time to the conscientious performance of the duties and responsibilities of his position hereunder, except for (i) vacation time and absence for sickness or similar disability and (ii) to the extent that it does not interfere with the performance of Executive's duties hereunder and is in compliance with Executive's covenants and obligations under Section 7, such reasonable time as may be devoted to service on up to two boards of directors of other corporations and entities and the fulfillment of civic responsibilities, and (iii) such reasonable time as may be necessary from time to time for personal financial matters. Notwithstanding the restriction in clause (ii) above, the parties acknowledge that as of the date hereof, Executive serves on boards of directors of five other corporations. Executive covenants and agrees that he will resign from two of them within two weeks after the date hereof, and from a third within four months of the date hereof.

      3. Base Salary. The Company shall pay Executive a base salary at an annualized rate of $600,000, payable in installments on the Company's regular payroll dates. The Compensation Committee of the Board (the "Compensation Committee") shall review the Executive's base salary annually, and, based on the performance of Executive, the financial condition of the Company, prevailing industry salary levels and such other factors that the Compensation Committee shall consider relevant, shall recommend any increases in Executive's compensation for approval of the full Board of Directors. (The annual base salary payable to Executive under this Section 3 shall hereinafter be referred to as the "Base Salary.")

      4.    Incentive Compensation Arrangements.

            (a) Annual Incentive Compensation. The Company shall include Executive for participation in the Company's annual incentive compensation plan for its executive officers (the "Bonus Plan") in accordance with the generally applicable terms thereof as in effect from time to time, provided that the Bonus Plan shall provide that, for each fiscal year of the Company ending during the Employment Period (each such year, a "Bonus Year"), the targeted incentive bonus award for Executive shall be 75% of Base Salary of such Bonus Year with an actual award range of zero to 200% of the targeted incentive bonus for such Bonus Year (not pro rated for 2005). The financial and other performance objectives of the Company and Executive for each Bonus Year will be established by the Compensation Committee for each such Bonus Year. The annual incentive bonus payable to Executive under the Bonus Plan shall be paid in cash and shall be paid no later than 30 days following receipt by the Board of the consolidated financial statements of the Company for the applicable Bonus Year, but in no event later than 100 days following the end of such applicable Bonus Year.

            (b) Long-Term Incentive Award Opportunity. The Company shall include Executive for participation in the Company's 2003 Management and Directors Incentive Plan (the "LTI Plan"). The Company shall award Executive a 2005 LTI grant (not to be prorated) equal to 150% of his Base Salary. During the Employment Period, the Company shall award Executive future annual LTI grants equal to 125% of his Base Salary no later than April 30th of each year. The 2005 LTI grant shall be made no less than five days and no more than 30 days after the Company files with the Securities and Exchange Commission its first quarterly report on Form 10-Q. All LTI grants shall be structured as follows:

                   (i) Restricted Stock Award. The Company shall grant to Executive restricted shares of the Company's Common Stock (the "LTI Shares") worth 25% of the LTI grant. The actual number of LTI Shares to be granted will be the product of (A) the then current LTI grant amount multiplied by 25%, divided by (B) the closing price as listed on NASDAQ (the "Market Price") for a share of the Company's Common Stock on the date of the LTI grant. The terms and conditions of Executive's ownership of the LTI Shares shall be as set forth in the LTI Plan.

                   (ii) Options. The Company shall grant to Executive non-qualified stock options for the Company's Common stock (the "LTI Options") worth 75% of the LTI grant. The actual number of LTI Options to be granted will be the product of (A) the then current LTI grant amount multiplied by 75% divided by (B) the Market Price on the date of the LTI grant.


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The terms and conditions of the LTI Options and the right of Company to purchase vested Options from Executive under certain circumstances are set forth in the LTI Plan.

      5.    Employee Benefits; Perquisites, Etc.

            (a) Employee Benefits. During the Employment Period, Executive shall be entitled to participate in the profit sharing, pension, retirement, deferred compensation, savings, life, medical, dental, disability and other welfare benefit plans maintained by the Company for its senior executives in accordance with the terms thereof, as the same may be amended and in effect from time to time. The benefits referred to in this Section 5(a) shall be provided to Executive on a basis that is commensurate with Executive's position and duties with the Company hereunder. In addition to the Company's medical coverage, the Company agrees to reimburse Executive for up to $5,000 per year for out-of-plan coverage expenses.

            (b) Perquisites. During the Employment Period, Executive shall be entitled to participate in all perquisite programs maintained by the Company for its senior executives, on a basis that is commensurate with Executive's position and duties with the Company hereunder, in accordance with the terms thereof, as the same may be amended and in effect from time to time.

            (c) Business Travel, Lodging, etc. The Company shall reimburse Executive for reasonable travel, lodging, meal and other reasonable expenses incurred by him in connection with his performance of services hereunder, including without limitation, those incurred for travel between Executive's home near Gansevoort, New York and the Company's headquarters in the New York/New Jersey metropolitan area, upon submission of evidence, satisfactory to the Company, of the incurrence and purpose of each such expense and otherwise in accordance with the Company's business travel and expense reimbursement policy applicable to its senior executives as in effect from time to time. As Executive is required to work full-time out of the Company's Parsippany, New Jersey headquarters, beginning on the Effective Date and continuing through December 31, 2006, the Company will reimburse Executive for the reasonable expenses incurred for temporary living accommodations for Executive in the New York/New Jersey metropolitan area, up to a maximum of $3,600 per month. Other than as set forth in the foregoing sentence with respect to living accommodations, the Company will not reimburse Executive for meals, commuting and other living expenses incurred by Executive while Executive's primary office for his work for the Company is in the Parsippany, New Jersey area.

            (d) Vacation. During the Employment Period, Executive shall be entitled to five weeks of paid vacation on an annualized basis. Upon a termination of employment for any reason, the Company will pay Executive any accrued but unused vacation for the year in which the termination occurs.

      6.    Termination of Employment.

            (a) Termination Due to Disability. The Company may terminate Executive's employment due to Executive having a Disability (as defined below). For purposes of this Agreement, "Disability" shall mean a long-term disability as defined under any long-term disability plan maintained by the Company under which Executive is covered. If Executive is


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not covered under any such plan, Disability shall mean a physical or mental disability that prevents or is reasonably expected to prevent the performance by Executive of his duties hereunder for a continuous period of six months or longer or 180 days in any 365 day period. Where Executive is not covered by a disability plan, the determination of Executive's Disability shall (i) be made by an independent physician who is reasonably acceptable to the Company and Executive (or his representative,), (ii) be final and binding on the parties hereto and (iii) be made taking into account such competent medical evidence as shall be presented to such independent physician by Executive and/or the Company or by any physician or group of physicians or other competent medical experts employed by Executive and/or the Company to advise such independent physician.

            (b) Termination by the Company for Cause. The Company may terminate Executive's employment for Cause (as defined below). "Cause" shall mean (i) the continued failure by Executive substantially to perform his duties to the Company (other than any such failure resulting from his incapacity due to physical or mental illness), which shall continue for a period of ten days following written notice by the Company of such failure; (ii) the knowing and willful engagement in a fraudulent act to the damage or prejudice of the Company or in conduct or activities damaging to the property, business or reputation of the Company, all as determined by the Compensation Committee; (iii) a conviction of or plea of guilty or nolo contendere to, or the confession to, the commission of any felony, any misdemeanor involving moral turpitude or any act of fraud, misappropriation or embezzlement; (iv) any act or omission involving willful malfeasance or negligence in the performance of Executive's duties hereunder to the detriment of the Company, all as determined by the Compensation Committee, which, if capable of correction (as determined by the Compensation Committee), has not been corrected by Executive within ten days after written notice by the Company of any such act or omission; (v) failure by Executive to comply in any material respect with terms of any written policies or directives of the Company (including, but not limited to, policies relating to avoidance of discrimination and harassment) as determined by the Compensation Committee, which, if capable of correction (as determined by the Compensation Committee), has not been corrected by Executive within ten days after written notice from the Company of such failure, or (vi) breach by Executive of any non-competition, non-solicitation or confidentiality provision to which Executive is subject, as determined by the Board.

            (c) Termination Without Cause. The Company may terminate Executive's employment Without Cause. A termination "Without Cause" shall mean a termination of Executive's employment by the Company other than due to Executive's death or Disability or for Cause.

            (d) Termination by Executive. Executive may terminate his employment with or without Good Reason (as defined below). A termination of employment by Executive for "Good Reason" shall mean a termination by Executive of his employment with the Company following the occurrence, without Executive's consent, of any of the following events: (i) a material adverse change in Executive's job responsibilities, reporting responsibilities (including no longer reporting directly to the Board), titles or elected or appointed offices (including removal as a director) as in effect immediately prior to the effective date of such change; (ii) a reduction by the Company in Executive's Base Salary in effect immediately prior to the effective date of such reduction;
(iii) the failure to make an LTI grant in accordance with Section 4(b)


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hereof; (iv) the total of Base Salary for any calendar year during the
Employment Period, plus the targeted incentive bonus amount for that year, plus the value of the LTI grant for that year (at the time of the grant is made) is less than $1.8 million; or (v) any change of more than 50 miles in the location of the principal place of employment of Executive immediately prior to the effective date of such change. For the purposes of this definition, no action of the type described in clause (i) above shall constitute "Good Reason" if it was an isolated and inadvertent action not taken in bad faith by the Company and if it was remedied by the Company within 30 days after receipt of written notice thereof given by Executive (or, if the matter is not capable of remedy within 30 days, then within a reasonable period of time following such 30-day period, provided that the Company has commenced such remedy within said 30-day period); provided that "Good Reason" shall cease to exist for any action described in clauses (i) through (iii) above on the 60th day following the later occurrence of such action or Executive's knowledge thereof, unless Executive has given the Company written notice thereof prior to such date.

            (e) Notice of Termination; Date of Termination. Any termination of Executive's employment by the Company pursuant to Section 6(a), 6(b) or 6(c), or by Executive pursuant to Section 6(d), must be communicated by a written Notice of Termination addressed to the other party to this Agreement. The Notice of Termination must be dated the date it is sent, delivered in accordance with
Section 11(f) hereof (relating to Notices), identify the specific provisions of this Section 7 under which such termination is being effected, and describe, in reasonable detail, the facts and circumstances claimed to give rise to the termination (a "Notice of Termination"). The effective date of any termination of Executive's employment (the "Date of Termination") shall be: (i) if Executive's employment is terminated by his death, the date of his death, (ii) if Executive's employment is terminated by the Company for Cause or due to Executive's Disability, the date on which the Notice of Termination is given,
(iii) if Executive's employment is terminated by Executive for Good Reason, the later of the date on which the Notice of Termination is given or, the date any applicable cure period described in Section 6(d) ends, and (iv) if Executive's employment is terminated by the Company Without Cause or by Executive without Good Reason, the date specified in the Notice of Termination, or if no such date is specified, 30 days after the Notice of Termination is given.

            (f)    Payments Upon Certain Terminations

                   (i) In the event of a termination of Executive's employment during the Employment Period by the Company Without Cause, or a termination by Executive of his employment for Good Reason (any such termination, a "Qualifying Termination"), the Company shall pay to Executive (or, following his death, to Executive's beneficiaries) (A) his full Base Salary through the Date of Termination, plus any earned but unpaid annual Bonus under the Bonus Plan for the Bonus Year prior to year in which the Qualifying Termination occurs, plus all accrued and unused vacation for the year in which the Qualifying Termination occurs, through the Date of Termination; and (B) as liquidated damages in respect of claims based on provisions of this Agreement or Executive's employment with the Company and provided Executive executes and delivers a general release of all claims in form and substance mutually satisfactory to Executive and the Company, an additional amount equal to two times the sum of his Base Salary at the rate in effect hereunder immediately prior to the Qualifying Termination, payable in a single lump sum within 60 days after the Date of Termination. In addition, upon a Qualifying Termination, Executive is entitled to retain all of his vested LTI Shares.


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                   (ii)   In the event of a termination of Executive's
employment during the Employment Period by either the Company for Cause or by Executive without Good Reason, or as a result of Executive's death or Disability, the Company shall pay Executive (or, in the event of his death, his beneficiaries) his full Base Salary through the Date of Termination, plus any earned but unpaid annual Bonus under the Bonus Plan for the Bonus Year prior to the year in which the employment termination occurs, plus all accrued and unused vacation for the year in which the termination of employment occurs, through the Date of Termination. In addition, upon a termination described in this Section 6(f)(ii), Executive is entitled to retain all of his vested LTI Shares.

            (g)    Payment upon Certain Terminations Following a Change of
Control.

                   (i) In the event of (A) a Change of Control (as defined below) and a termination of Executive's employment with the Company during the 12-month period immediately following such Change of Control by Executive for Good Reason, or by the Company or its Successor Without Cause or (B) a termination of Executive's employment with the Company by Executive for Good Reason or by the Company without Cause within three months prior to a Change of Control that is effectuated; provided that at the time of such termination of employment, the Company was in active substantive negotiations with a third party regarding such Change of Control (any such termination, a "Change of Control Termination"), the Company, or its Successor, shall pay to Executive (or, following his death, to Executive's beneficiaries), (1) his full Base Salary through the day of termination, plus any earned but unpaid annual Bonus under the Bonus Plan for the Bonus Year prior to the year in which such Qualifying Termination occurs, plus all accrued and unused vacation for the year in which such Qualifying Termination occurs, through the Termination Date, plus
(2) as liquidated damages and respective claims based on provisions of this Agreement or Executive's employment with the Company and provided Executive executes and delivers a general release of all claims in form and substance mutually satisfactory to Executive and the Company, an additional amount equal to three times the sum of his Base Salary at the rate in effect immediately prior to the Qualifying Termination, payable in a single lump sum within 60 days after the date of termination. In the event of a Change of Control Termination described in Section 6(g)(i)(B) (termination prior to the Change of Control), upon the termination, it will be treated as a Qualifying Termination for which Executive will be paid pursuant to Section 6(f)(i), and if, and when the Change of Control is effectuated, the Company, or its Successor, shall pay the additional amounts due for a Change of Control Termination under Section 6(f)(ii), within 60 days after the Change of Control.

                   (ii) In addition, upon a Change of Control, all of Executive's unvested LTI Shares shall immediately become fully vested. Upon a Change of Control Termination, Executive is entitled to retain all of his vested LTI Shares.

                   (iii) For the purposes of this Agreement, a "Change of Control" shall mean the first to occur of any of the following: (A) any Person
(1) who is not a beneficial owner (as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of voting securities of the Company as of the Effective Date, is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company's then outstanding securities or (2) who is a


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beneficial owner, directly or indirectly, of voting securities of the Company as of the Effective Date, is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company's then outstanding securities, excluding in both (1) and (2) any Person who becomes such a beneficial owner in connection with the transaction described in subclause (1) of clause (C) below; or (B) the following individual seeks for any reason to constitute a majority of the number then serving: individuals who, on the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a contest solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's stockholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; (C) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (1) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation (I) continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary, at least 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation and (II) continuing to be held by holders thereof immediately prior to such merger or consolidation, or (2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person (I) who is not a beneficial owner, directly or indirectly, of voting securities of the Company as of the Effective Date, is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company's then outstanding securities or (II) who is a beneficial owner, directly or indirectly, of voting securities of the Company as of the Effective Date, is or becomes the beneficial owner, directly or indirectly of securities of the Company representing more than 50% of the combined voting power of the Company's then outstanding securities; or (iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least 65% of the combined voting power of the voting securities of which is owned by substantially all of the stockholders of the Company immediately prior to such sale in substantially the same proportion as their ownership of the Company immediately prior to such sale.

            (h) Benefits Upon Termination. In the event of a Qualifying Termination, the Company shall, for a period of two years, provide Executive continued coverage under the medical and other health plans of the Company and the perquisites referred to in Section 5 (the "Continued Benefits") in which Executive was a participant immediately prior to the Date of Termination, subject to timely payment by Executive of all premiums, contributions and other co-payments required to be paid by Executive under the terms of such plans as in effect immediately prior to the Date of Termination. In the event of a Change of Control Termination, the Company shall, for a period of three years, provide Executive the Continued Benefits in


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which Executive was a participant immediately prior to the Date of Termination, subject to timely payment by Executive of all premiums, contributions and other co-payments required to be paid by Executive under the terms of such Plans as in effect immediately prior to the Date of Termination. Executive shall not have a duty to mitigate the costs to the Company under this Section 6(h), except that Continued Benefits shall be reduced to the extent of any comparable benefit coverage offered to Executive at a comparable cost to Executive by a subsequent employer or other Person for whom Executive performs services, including but not limited to, consulting services.

      7.    Confidentiality; Nonsolicitation; Noncompetition; Etc.

            (a) Unauthorized Disclosure. During the Employment Period and at all times thereafter, without the prior written consent of the Board or its authorized representative, except to the extent required by an order of a court having jurisdiction or under subpoena from an appropriate government agency, in which event, Executive shall use his best efforts to consult with the Board prior to responding to any such order or subpoena, and except as required in the performance of his duties hereunder, Executive shall not disclose any confidential or proprietary trade secrets, customer lists, drawings, designs, information regarding product development, marketing plans, sales plans, manufacturing plans, management organization information, operating policies or manuals, business plans, financial records, packaging design or other financial, commercial, business or technical information (i) relating to Company and its Subsidiaries or (ii) that the Company or any of its Subsidiaries may receive belonging to any of their suppliers, customers or others who do business with them (collectively, "Confidential Information") to any Person unless such Confidential Information has been previously disclosed to the public or is in the public domain (other than by reason of Executive's breach of this Section 7(a)).

            (b) Non-Competition. During the Employment Period, following any termination thereof, the period ending on the second anniversary of the Date of Termination (such applicable periods collectively, the "Restriction Period"), Executive shall not, directly or indirectly, become employed in an executive capacity by, engage in business with, serve as an agent or consultant to, or become a partner, member, principal or stockholder (other than a holder of less than 1% of the outstanding voting shares of any publicly held company) of, any Person anywhere in the United States that competes or has a reasonable potential for competing, in a material way in the selling of products or product lines that were sold by or in development by the Company or any of its Subsidiaries as of the Date of Termination (the "Business"). For purposes of this Section 7(b), the phrase employment "in an executive capacity" shall mean employment in any position in connection with which Executive has or reasonably would be viewed as having powers and authorities with respect to any other Person or any part of the business thereof that are substantially similar, with respect thereto, to the powers and authorities assigned to Executive or other executive officers of the Company. Notwithstanding the foregoing, this Section 7(b) shall not prohibit Executive from assuming employment with a company that is involved in the Business if less than 10% of the gross revenues of such Company are derived from the Business and Executive is not engaged in activities, performing functions, undertaking duties or supervising others in such activities, functions or duties that are directly related to the Business.


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            (c)    Non-Solicitation of Employees. During the Restriction
Period, Executive shall not, directly or indirectly, for his own account or for the account of any other Person, (i) solicit for employment or engagement, employ, engage or otherwise interfere with the relationship of the Company or any of its Subsidiaries with any natural person throughout the world who is or was employed by the Company or any of its Subsidiaries at any time during the Employment Period or during the six-month period preceding such solicitation, employment or interference, other than (A) any such solicitation or employment on behalf of Company, the Company or any of its Subsidiaries during the Employment Period, or (B) utilizing advertising for employee positions to the general public; or (ii) induce any employee of the Company or any of its Subsidiaries who is a member of management to engage in any activity which Executive is prohibited from engaging in under any of Sections 7(a), 7(b) or 7(c) or to terminate his employment or engagement with the Company.

            (d) Return of Documents. In the event of the termination of Executive's employment for any reason, Executive shall deliver to the Company all of (i) the property of each of the Company and its Subsidiaries; and (ii) the documents and data of any nature and in whatever medium of each of the Company and its respective Subsidiaries, and Executive shall not take with him any such property, documents or data or any reproduction thereof, or any documents containing or pertaining to any Confidential Information.

      8. Certain Acknowledgments and Agreements; Injunctive Relief with Respect to Covenants; Forum, Venue and Jurisdiction.

            (a) Executive acknowledges and agrees that the covenants, obligations and agreements of Executive contained in Section 8 relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants, obligations or agreements will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, Executive agrees that the Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain Executive from committing any violation of such covenants, obligations or agreements. These injunctive remedies are cumulative and in addition to any other rights and remedies the Company may have.

            (b) Executive acknowledges and agrees that Executive will have a prominent role in the management of the business and the development of the good-will of the Company and its Subsidiaries and will establish and develop relations and contacts with the principal customers and suppliers of the Company and its Subsidiaries in the United States of America and the rest of the world, all of which constitute valuable goodwill of, and could be used by Executive to compete unfairly with, the Company and its Subsidiaries and that (i) in the course of his employment with the Company, Executive will obtain confidential and proprietary information and trade secrets concerning the business and operations of the Company and its Subsidiaries in the United Slates of America and the rest of the world that could be used to compete unfairly with the Company and its Subsidiaries; (ii) the covenants and restrictions contained in
Section 7 are intended to protect the legitimate interests of the Company and its Subsidiaries in their respective goodwill, trade secrets and other confidential and proprietary information; and (iii) Executive desires to be bound by such covenants and restrictions.


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            (c)    The Company and Executive each hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of New Jersey and the Federal courts of the United States of America, in respect of the injunctive remedies set forth in this Section 8 and the interpretation ands enforcement of
Section 7 insofar as such interpretation and enforcement relate to any request or application for injunctive relief in accordance with the provisions of this
Section 8, and the parties hereto hereby irrevocably agree that (i) the sole and exclusive appropriate venue for any suit or proceeding relating solely to such injunctive relief shall be in such a court, (ii) all claims with respect to any request or application for such injunctive relief shall be heard and determined exclusively in such a court, (iii) any such court shall have exclusive jurisdiction over the person of such parties an over the subject matter of any dispute relating to any request or application for such injunctive relief, and
(iv) each hereby waives any and all objections and defenses based on forum, venue or personal or subject matter jurisdiction as they may relate to an application for such injunctive relief in a suit or proceeding brought before such a court in accordance with the provision of this Section 8.

            (d) Executive represents that his economic means and circumstances are such that the provisions of this Agreement, including the restrictive covenants in Section 7, will not prevent him from providing for himself and his family on a basis satisfactory to him and them.

            (e) If any court of competent jurisdiction shall at any time determine that, but for the provisions of this paragraph, any part of this agreement is illegal, void as against public policy or otherwise unenforceable, the relevant part will automatically be amended to the extent necessary to make it sufficiently narrow in scope, time and geographic area to be legally enforceable. All other terms will remain in full force and effect.

            (f) If Executive raises any question as to the enforceability of any part or terms of this Agreement, including, without limitation, the restrictive covenants set forth in Section 7, Executive specifically agrees that he will comply fully with this Agreement unless and until the entry of an award to the contrary.

      9.    Indemnification; Directors and Officers Insurance.

            (a) Indemnification. The Company hereby agrees that it shall indemnify and hold harmless Executive to the fullest extent permitted by Delaware law from and against any and all liabilities, costs, claims and expenses, including all costs and expenses incurred in defense of litigation (including attorneys' fees), arising out of the employment of Executive hereunder, except to the extent arising out of or based upon the gross negligence or willful misconduct of Executive. Costs and expenses incurred by Executive in defense of such litigation (including attorneys' fees) shall be paid by the Company in advance of the final disposition of such litigation upon receipt by the Company of (i) a written request for payment, (ii) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought, and (iii) an undertaking adequate under Delaware law made by or on behalf of Executive to repay the amounts so paid if it shall ultimately be determined that he Executive is not entitled to be indemnified by the Company under this Agreement, including but not limited to as a result of such exception. This Section 9(a) shall survive any termination of this Agreement and Executive's employment with the Company for any reason.


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


            (b) Directors and Officers Insurance. The Company agrees to provide Executive with coverage under a directors and officers liability insurance policy providing coverage at least equal to the coverage provided by the Company to its other directors and officers.

      10. Arbitration. Any claim, dispute or controversy arising out of or relating to this Agreement, other than any claims, disputes or controversies arising out of or relating to Sections 7 or 8 of this Agreement, shall, upon the written request of either disputant, be finally settled by arbitration conducted expeditiously in accordance with the commercial arbitration rules of the American Arbitration Association regarding resolution of employment-related disputes. The arbitrator may, without limitation, award injunctive relief, but shall not be empowered to award damages in excess of compensatory damages, and each disputant shall be deemed to have irrevocably waived any damages in excess of compensatory damages, such as punitive damages. The arbitrator's decision shall be final and legally binding on the disputants and their successors and assigns, and judgments by the arbitrator may be entered into in any court having jurisdiction. All arbitration conferences and hearings shall be held within a 30-mile radius of Parsippany, New Jersey.

      11    Miscellaneous.

            (a) Binding Effect; Assignment. This Agreement shall be binding on and inure to the benefit of the Company, and its successors and permitted assigns. This Agreement shall also be binding on and inure to the benefit of Executive and his heirs, executors, administrators and legal representatives. This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties hereto, except as provided pursuant to this Section. The Company may effect such an assignment without prior written approval of Executive upon the transfer of all or substantially all of its business and/or assets (by whatever means), provided that the Successor to the Company shall expressly assume and agree to perform this Agreement in accordance with the terms hereof.

            (b) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey without reference to principles of conflicts of law, provided that the indemnification provisions contained in Section 9(a) shall be governed by and construed in accordance with Delaware law.

            (c) Taxes. The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment and social insurance taxes, as shall be required by law.

            (d) Amendments. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is approved by the Board or a Person authorized thereby and is agreed to in writing by Executive and, in the case of any such modification, waiver or discharge affecting the rights or obligations of Company, is approved by the Board or a Person authorized thereby. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No waiver of any


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


provision of this Agreement shall be implied from any course of dealing between or among the parties hereto or from any failure by any party hereto to assert its rights hereunder on any occasion or series of occasions.

            (e) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

            (f) Notices. Any notice or other communication required or permitted to be delivered under this Agreement shall be (i) in writing, (ii) delivered personally, by courier service or by certified or registered mail, first-class postage prepaid and return receipt requested, (iii) deemed to have been received on the date of delivery or, if so mailed, on the third business day after the mailing thereof, and (iv) addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

                   If to the Company, to it at:

                   ______________________
                   ______________________
                   ______________________
                   Attention:

                        with a copy to:

                   Barry H. Kitain, Esq.
                   Cozen O'Connor
                   1900 Market Street
                   Philadelphia, PA 19103

                           and

                   if to Executive, to him at his residential address as currently on file with the Company, with a copy to:

                   ______________________
                   ______________________
                   ______________________
                   ______________________

            (g) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

            (h) Headings. The section ands other headings contained in this Agreement are for the convenience of the parties only and are not intended to be a part hereof or to affect the meaning or interpretation hereof.


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


            (i) Fees and Expenses. In the event of litigation or arbitration between the parties, each party shall bear its own fees and costs associated with the litigation or arbitration, including without limitation, attorneys' fees. The Company shall reimburse Executive for the reasonable fees and expenses incurred by Executive in connection with the negotiation and execution of this Agreement.

            (j)    Certain definitions.

      "Control": with respect to any Person, means the possession, directly or indirectly, severally or jointly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

      "Person": any natural person, firm, partnership, limited liability company, association, corporation, company, trust, business trust, governmental authority or other entity.

      "Subsidiary": with respect to any Person, each corporation or other Person in which the first Person owns or Controls, directly or indirectly, capital stock or other ownership interests representing 50% or more of the combined voting power of the outstanding voting stock or other ownership interests of such corporation or other Person.

      "Successor": of a Person means a Person that succeeds to the first Person's assets and liabilities by merger, liquidation, dissolution or otherwise by operation of law, or a Person to which all or substantially all the assets and/or business of the first Person are transferred.

      12. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof. All prior correspondence and proposals (including but not limited to summaries of proposed terms) and all prior promises, representations, understandings, arrangements and agreements relating to such subject matter (including but not limited to those made to or with Executive by any other Person) are merged herein and superseded hereby.

      IN WITNESS WHEREOF, the Company has duly executed this Agreement by its authorized representative, and Executive has hereunto set his hand, in each case effective as of the date first above written.

                                       GENTEK, INC.

                                       By: /s/ JOHN G. JOHNSON, JR.
                                          --------------------------------
                                          Name:
                                          Title: CHAIRMAN

                                       Executive:

                                       /s/ WILLIAM E. REDMOND, JR. 5/23/05
                                       -----------------------------------
                                       WILLIAM E. REDMOND, JR.


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